AMENDMENT NO. 1

TO THE AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Operating Expenses Limitation Agreement, dated August 18, 2015 (the “Agreement”), by and between Bridge Builder Trust (the “Trust”), with respect to each of the funds listed on Schedule A of the Agreement (each a “Fund” and, collectively, the “Funds”), and the investment adviser of the Funds, Olive Street Investment Advisers, LLC (the “Adviser”), is entered into and effective as of February 26, 2020. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Agreement.

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into the Agreement whereby the Adviser agreed to limit the Funds’ Operating Expenses pursuant to the terms and provisions of the Agreement;

WHEREAS, pursuant to Section 5 of the Agreement, the Adviser may, at its election, terminate the Agreement without payment or penalty or consent effective upon the end of an Expense Limitation Period upon at least 60 days’ written notice prior to the end of the Expense Limitation Period;

WHEREAS, the Adviser and the Trust, on behalf of each Fund, desire to revise the timing requirement in Section 5 of the Agreement whereby the Adviser can terminate the Agreement;

WHEREAS, pursuant to Section 6 of the Agreement, the Agreement may be amended only by a written instrument signed by all parties to the Agreement and the consent of the Board of Trustees of the Trust; and

WHEREAS, the Board of Trustees of the Trust has approved the revisions set forth below in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Termination. Section 5 of the Agreement is revised by replacing the section in its entirety with the following:

Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of a Fund, upon 60 days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld, except that the Adviser at its election may terminate this Agreement without payment or penalty or consent effective upon the end of an Expense Limitation Period if written notice is provided to the Trust by or before April 15 of such Expense Limitation Period. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination. The termination of this Agreement shall not affect any obligation of a party that has accrued or is outstanding prior to such termination.

2.	Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

3.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding on the parties so transmitting their signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A hereto		OLIVE STREET INVESTMENT ADVISERS, LLC

By:	/s/ Julius A. Drelick, III	By:	/s/ Ryan Robson

Name: Julius A. Drelick, III		Name: Ryan T. Robson

Title: President		Title: President

Signature Page to Amendment No. 1 to the

Amended and Restated Operating Expenses Limitation Agreement

Schedule A

Series of Bridge Builder Trust

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund

A-1